Exhibit 18.1
August 14, 1995
To the Board of Directors
of Ball Corporation

Dear Directors:

We have been furnished with a copy of the Corporation's Form 10-Q for the quarter ended July 2, 1995. Note 3 therein describes a change in the method of determining the cost of certain inventories from the first- in, first-out to the last-in, first-out method. It should be understood that the preferability of one acceptable method of inventory accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based upon our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for inventories in conformity with Accounting Principles Board Opinion No. 20.

We have not made an audit in accordance with generally accepted auditing standards of the financial statements of Ball Corporation for the three-months or six-month periods ended July 2, 1995 or July 2, 1994 and, accordingly, we express no opinion thereon or on the financial information filed as part of the Form 10-Q of which this letter is to be an exhibit.

Yours very truly,




/s/PRICE WATERHOUSE LLP